EXHIBIT 14.1


















                       CODE OF BUSINESS CONDUCT AND ETHICS

                                       OF


                      NATURALLY ADVANCED TECHNOLOGIES INC.



















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                               TABLE OF CONTENTS


INTRODUCTION...................................................................1

CONFLICTS OF INTEREST..........................................................2

CORPORATE OPPORTUNITIES........................................................4

CONFIDENTIAL INFORMATION.......................................................5

COMPETITION AND FAIR DEALING...................................................5

PROTECTION AND USE OF COMPANY ASSETS...........................................6

COMPANY RECORDS................................................................7

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS..................7

COMPLIANCE WITH LAWS AND REGULATIONS...........................................8

COMPLIANCE WITH INSIDER TRADING LAWS...........................................8

PUBLIC COMMUNICATIONS AND REGULATION FD........................................8

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR
BUSINESS INTERNATIONALLY.......................................................8

ENVIRONMENT, HEALTH AND SAFETY.................................................9

EMPLOYMENT PRACTICES...........................................................9

CONCLUSION....................................................................10

EXHIBIT A......................................................................i

EXHIBIT B.....................................................................ii

EXHIBIT C....................................................................iii

EXHIBIT D...................................................................viii

EXHIBIT E....................................................................xiv


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INTRODUCTION

PURPOSE

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers, employees and agents, whether they work for the Company on a full or part-time basis. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our principal executive office, our principal financial officer, our principal accounting officer and our controller as our "principal officers."

SEEKING HELP AND INFORMATION

This Code is not intended to be a comprehensive rule book and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

o Is it legal?
o Is it honest and fair?
o Is it in the best interests of the Company?
o How does this make me feel about myself and the Company?
o Would I feel comfortable if an account of my actions was published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company's General Counsel (Tom Deutsch at Lang Michener LLP. Phone: (604) 691-7445).

REPORTING VIOLATIONS OF THE CODE

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees. As noted in the immediately following section of this Code, all such reports shall be subject to confidentiality principles.

If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the General Counsel, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel directly. The General Counsel will work directly with you to investigate your concern. You may also report known or suspected violations of the Code on the toll-free hotline mentioned above; as previously stated above, you may remain anonymous and will


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not be required to reveal your identity in calls to the hotline, although providing your identity may assist the Company in investigating your concern.

It is the Company's policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined by the Human Resources/Legal Departments based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline. Furthermore, employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company's reputation and standing in the community. In short, your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

CONFIDENTIALITY AND POLICY AGAINST RETALIATION

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Your supervisor, the Legal Department and the Company will protect your confidentiality to the extent possible consistent with law and the Company's need to investigate your concern. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

Waivers of this Code will be granted on a case-by-case basis, shall be limited in scope, and may be granted only when such waivers are in the best interests of the Company. Any such waiver shall automatically be revoked and deemed nullified in the event that any applicable law, regulation, rule or other governmental ordinance prohibits the conduct or condition, which results from such waiver. Waivers of this Code for employees may be made only by an executive officer of the Company at the request and with the concurrence of the General Counsel. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFLICTS OF INTEREST

IDENTIFYING CONFLICTS OF INTEREST

A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Conflicts of interest also arise when a director, an officer, or a member of his or her immediate family received improper personal benefits as a result of his or her position as a director or officers of the Company. For guidance, the New York Stock Exchange Rule 303A(2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who share such person's home. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively. It is difficult to list all of the ways in which a conflict of interest may arise.


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This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors and officers must refrain, however, are set out below.

o OUTSIDE EMPLOYMENT. No employee may be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

o IMPROPER PERSONAL BENEFITS. No employee may obtain improper personal benefits or favors because of his or her position with the Company. Please see "Gratuities, Gifts, Free Meals" below for additional guidelines in this area.

o Compensation from non-Company sources. Directors and officer may not accept compensation (in any form) for services performed for the Company from any source other than the Company unless approved by the Board of Directors or a committee approved by the Board of Directors.

o FINANCIAL INTERESTS. No employee may have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of 10% or more of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

o LOANS OR OTHER FINANCIAL TRANSACTIONS. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

o SERVICE ON BOARDS AND COMMITTEES. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the General Counsel before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

o Personal use of Company assets. Directors and officers may not use Company's assets, labor or information for personal use, unless approved by the Board of Directors or as part of a compensation or expense reimbursement program available to directors or officers.

For purposes of this Code, a company is a "material" customer if the company has made payments to the Company in the past year in excess of 5% of the Company's gross revenues. A company is a "material" supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier's gross revenues, whichever is greater. A company is a "material" competitor if the company operates a membership warehouse club, discount store or hypermarket within a geographic market served by one or more of the Company's or its licensees' membership warehouse clubs. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the General Counsel for assistance.


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DISCLOSURE OF CONFLICTS OF INTEREST

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the General Counsel. While such situations are not automatically prohibited, they are not desirable and may only be waived by an executive officer of the Company at the request and with the concurrence of the General Counsel. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

FAMILY MEMBERS AND WORK

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of the Company. For example, it is a conflict of interest if a family member is employed by, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company. It is also a conflict of interest if a family member obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. Similarly, receipt of improper personal benefits or favors by family members creates a conflict of interest. Employees should not supervise a family member and employees are otherwise prohibited from participating in decisions concerning the employment, salary or job status of a family member.

Employees should report to a supervisor any situation involving family members that reasonably could be expected to give rise to a conflict of interest. Your supervisor will contact the General Counsel to discuss appropriate measures, if any, that should be taken to mitigate the potential conflict of interest. If a member of your family is an employee of, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company, you will be prohibited from participating in business decisions with respect to such company. It is also inappropriate for you to discuss the Company's confidential information with members of your family that have such conflicting interests. For purposes of this Code, "family members" or "members of your family" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises. If you discover a business opportunity through the use of corporate property, information or position that is in the Company's line of business, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position for personal gain, and no employee may compete with the Company either directly or indirectly.

The Company requires that you fully disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, which must be authorized by an executive officer of the Company with the concurrence of the General Counsel, you may pursue the business opportunity on the same terms and conditions offered to the Company and


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consistent with the other ethical guidelines set forth in this Code. Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. Employees have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after an employee leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company and could result in legal liability to you and the Company.

When discussing or in possession of confidential information, employees should always be aware of their surroundings. Employees should not discuss Company business in the presence of employees or others who do not have a right or need to know. Employees should be particularly careful in public places, including restaurants, airplanes, commuter trains and public pay phones. In appropriate circumstances, your supervisor or other appropriate Company personnel may authorize disclosure of confidential information. Authorized persons should only handle any outside requests for Company information. Please refer to the section of this Code entitled Public Communications and Regulation FD. Any question or concern regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

As a result of the Company's business relationships with customers, suppliers and others, Company employees may also have access to and be entrusted with confidential information of other companies. In these cases, other companies' confidential information must be afforded the same protection as the Company's confidential information.

In addition to the foregoing, please refer to the Confidentiality Policy as set forth in the Company's Employee Handbook, a copy of that Confidentiality Policy being attached as Exhibit "A".

COMPETITION AND FAIR DEALING

The Company competes vigorously but fairly. All employees are obligated to deal fairly with the Company's customers, suppliers and competitors. Employees will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

RELATIONSHIPS WITH CUSTOMERS

Our business success depends upon our ability to foster lasting customer relationships. Trust is the cornerstone of these relationships. To build trust, the Company is committed to dealing with customers fairly, honestly and with integrity. In this regard, information we supply to customers should be current,


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accurate, and complete to the best of our knowledge. Employees should never deliberately misrepresent information to customers.

RELATIONSHIPS WITH SUPPLIERS

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation. Employees dealing with suppliers must carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier's products and prices.

GRATUITIES, GIFTS, FREE MEALS

Employees of the Company are generally prohibited from accepting gifts, free meals and other gratuities from vendors, suppliers or other third parties. Please refer to the Policy regarding gratuities, gifts and free meals as set forth in the Company's Employee Handbook, a copy of said Policy being attached as Exhibit "B".

RELATIONSHIPS WITH COMPETITORS

The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees must avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. This includes misappropriation and/or misuse of a competitor's confidential information, tampering with a competitor's products or making false statements about the competitor's business and business practices.

PROTECTION AND USE OF COMPANY ASSETS

All employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company's assets, each employee should:

o Exercise reasonable care to prevent theft, damage or misuse of Company property.

o Promptly report the actual or suspected theft, damage or misuse of Company property to a supervisor.

o Use the Company's voicemail, other electronic communication services or written materials for business-related purposes only and in a manner that does not reflect negatively on the Company or its customers.

o    Safeguard  all  electronic  programs,  data,   communications  and  written
     materials from inadvertent access by others.

o Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.


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Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Employees and other users of this property have no expectation of privacy with respect to these communications and data.

To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public. In addition, our records are the source of essential data that guides business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited. Ask your supervisor or the General Counsel if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

We are a public company and are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission. We are also subject to various securities laws and regulations. It is our policy to promptly disclose accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

Employees should be on guard for, and promptly report, evidence of improper financial reporting. Examples of suspicious activities that should be reported include:

o Financial results that seem inconsistent with the performance of underlying business transactions;

o    Inaccurate  Company  records,   such  as  overstated  expense  reports,  or
     erroneous time sheets or invoices;

o    Transactions that do not seem to have a good business purpose; and

o    Requests to circumvent ordinary review and approval procedures.

The Company's senior financial officers and other employees working in the Finance/Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Such employees must understand and strictly comply with


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generally accepted accounting principles as adopted by the Company and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with the laws of the cities, states and countries in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Legal Department.

COMPLIANCE WITH INSIDER TRADING LAWS

Company directors, officers and employees must comply with the Company's Policies on Avoiding Insider Trading Violations as set forth in the attached Exhibit "C".


PUBLIC COMMUNICATIONS AND REGULATION FD

PUBLIC COMMUNICATIONS GENERALLY

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. It is our policy to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Chief Financial Officer, who will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

COMPLIANCE WITH REGULATION FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). The Company has previously issued and distributed its Guidelines for Corporate Disclosure, to help ensure compliance with Regulation FD. A copy of the Guidelines for Corporate Disclosure is attached as Exhibit "D".

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY


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The Foreign Corrupt Practices Act, broadly stated, prohibits the payment of bribes, kickbacks or other inducements to foreign officials. Please refer to the section of the Company's Employee Handbook entitled Compliance With Foreign Corrupt Practices Act, a copy of which is attached as Exhibit "E".

Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to the Legal Department.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel if you have any questions about the laws, regulations and policies that apply to you.

HEALTH AND SAFETY

Numerous laws and regulations cover employee health and safety. The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Additional information is available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

HARASSMENT AND DISCRIMINATION

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether


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committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to the Human Resources Department. All complaints will be treated with sensitivity and discretion. The Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant. Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

ALCOHOL AND DRUGS

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

VIOLENCE PREVENTION AND WEAPONS

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company's property or affects the Company's business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the General Counsel. We expect all of Company employees, regardless of their level or location, to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in


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conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including possibly termination of employment.

NOTE: THIS CODE SUPPLEMENTS (AND IS NOT INTENDED TO REPLACE) YOUR EMPLOYEE HANDBOOK. THIS CODE AND THE MATTERS CONTAINED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.

































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EXHIBIT A

CONFIDENTIALITY

In connection with your employment by the Company, you may have access to certain Confidential Information, as defined below. You are required to comply with the following rules relating to all such Confidential Information.

1. DEFINITION OF CONFIDENTIAL INFORMATION
The term "Confidential Information" includes all of the Company's data, trade secrets, discoveries and inventions (whether patentable or not), Company owned and developed computer hardware and software, computer systems information, documentation and manuals, names of the Company's customers or vendors and their special requirements as to service and products and all formulas, techniques, processes, devices, marketing plans, strategies, forecasts or compilations of information used by the Company which are or may be valuable to the Company or relate to the actual or anticipated business or research of the Company.

2. CONFIDENTIAL INFORMATION TO BE KEPT IN CONFIDENCE
Confidential Information is a special, valuable and unique asset of the Company. During the period of your employment and thereafter, you must keep confidential and not use the Confidential Information other than in the course of performing duties as an employee of the C o m p a n y, nor may you disclose any Confidential Information to any person or entity, except with the consent of the Company. You must abide by the Company's policies and regulations, as established from time to time, for the protection of its Confidential Information.

3. POSSESSION OF MATERIALS
All Confidential Information and all memoranda, files, programs, writings and other items which you shall prepare, use or come into contact with during your employment which relate to the actual or anticipated business or research of the Company are and shall remain the sole and exclusive property of the Company. Copying of such Company property is not allowed except for Company use. If you remove from the Company's premises the original or any reproduction of any such material, you shall take reasonable steps to safeguard the security and confidentiality of such material.

4. VIOLATION OF POLICY
Any employee who improperly uses or discloses Confidential Information will be subject to disciplinary action up to and including termination of employment and legal action, even if he or she does not personally benefit from this disclosed information.

5. TERMINATION OF EMPLOYMENT
In the event of termination (voluntary or otherwise) of your employment with the Company, you must deliver to and inform the Company of all Confidential Information in your possession or control. You may not disclose or use to your benefit (or the benefit of any third party) or to the detriment of the Company or its customers and/or vendors any Confidential Information. Following termination (voluntary or otherwise) of employment with the Company, you must not interfere with the business of the Company by inducing an employee to leave the Company's employ or by inducing a consultant to sever the consultant's relationship with the Company.


                                      (i)

EXHIBIT B

GRATUITIES, GIFTS, FREE MEALS


GIFTS TO EMPLOYEES
The relationship between employees of the Company and the Company's vendors or suppliers should be on a business-only basis and employees should avoid socializing with vendors and suppliers.

Further, employees of the Company are not permitted to accept gifts, free meals or other gratuities from vendors, suppliers or other third parties. Accepting such gratuities is a violation of Company policy and is cause for disciplinary action, up to and including termination. If a vendor, supplier or other third party should offer you something, please tell your supervisor immediately.

The only exceptions to the foregoing are: (i) when abroad where a refusal to accept a small gift or a free meal may be perceived as a personal insult, in light of the foreign nation's normal customs and practices; and (ii) certain travel expenses may be pre-paid by vendors, suppliers or third parties, provided that such payments have been approved by senior management of the Company.

If you are ever offered something by a vendor, supplier or anyone else doing business with the Company, please tell your supervisor immediately. Any gift, which may be received by an employee, should be forwarded to senior management for display or disposition.

GIFTS FROM EMPLOYEES
No employee or representative of the Company shall, directly or through an intermediary, give or offer to give anything of value to a foreign government official, employee or representative for purposes of inducing such person to use his influence to assist the Company in obtaining or retaining business or to benefit the Company or any other person in any way. This same prohibition also applies to any foreign political party, party official or candidate for office. Payments to government officials whose duties are ministerial or clerical to expedite receipt of services to which the Company is otherwise entitled are not prohibited provided they conform to local practice. Any such payment in excess of $50.00 shall be reported to the Audit Committee. All payments made or received by employees on behalf of the Company and all transactions and disposition of assets of the Company must be properly authorized and accurately and fairly reflected in the Company's books and records. Please refer to the prior section of this Handbook entitled Foreign Corrupt Practices Act for further details.

Similarly, no employee of the Company shall, directly or through an intermediary, give or offer to give anything of value to any domestic political party, party official or candidate for political office with Company funds or resources or on behalf of the Company unless such action fully complies with all government regulations. No such gift or offer shall be made without express prior written approval of the Company's Chief Financial Officer or General Counsel. An employee is free to make personal political contributions or engage in personal political activities, which do not infringe upon his or her duties to the Company. However, such activities must be carried out on the employee's personal time.


                                      (ii)

EXHIBIT C

POLICY ON AVOIDANCE OF INSIDER TRADING

THIS  POLICY IS  APPLICABLE  TO ALL  EMPLOYEES,  DIRECTORS  AND  OFFICERS OF THE
COMPANY

INTRODUCTION

In the course of their employment with the Company or its subsidiaries, our employees frequently come into possession of confidential and highly sensitive information concerning the Company, our customers, suppliers or other corporations with which we have contractual relationships or may be negotiating transactions. Much of this information has a potential for affecting the market price of securities issued by the corporations involved. Under some circumstances, federal securities law imposes potentially onerous civil and criminal penalties on persons who, in connection with the purchase or sale of securities, improperly obtain or use material non-public information about the issuer of or market for such securities.

Congress has passed insider trading legislation which, in a significant departure from prior law, explicitly empowers the Securities and Exchange Commission to seek substantial civil penalties from any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed such violation, i.e., an employer. Civil penalties for persons who control violators can equal the greater of $1,000,000 or three times the profit gained or losses avoided. Thus, even for violations that result in a small profit gained or loss avoided, the Securities and Exchange Commission can seek a minimum of $1,000,000 from an employer. Employers may also be subject to criminal penalties of $2,500,000 for insider trading violations committed by employees. Accordingly, when the maximum criminal penalty is combined with the maximum civil penalty, employers of persons who trade on the basis of insider information may be liable for up to $3,500,000 - even for employee violations that yield a small profit gained or loss avoided.

The statute provides that any "controlling person" may be liable for civil penalties up to the amount specified above if the controlling person both (i) knew or recklessly disregarded the fact that the employee was likely to engage in a violation and (ii) failed to take appropriate steps to prevent that violation before it occurred.

In addition to the passage of the federal legislation, the Securities and Exchange Commission and several U.S. Attorneys' offices in recent years have been vigorously enforcing the insider trading laws against both individuals and institutions, resulting in a number of highly publicized convictions.

Given all of these factors, the Company has determined it appropriate to provide specific guidance to our employees concerning the propriety of various personal transactions, and that we impose specific procedures in certain cases to attempt reasonably to ensure that neither the Company nor its employees violates insider trading laws.

EXPLANATION OF THE LAW

The federal securities laws and regulations have been held to prohibit the purchase or sale of a security at a time when the person trading in that security possesses material non-public information concerning the issuer of the security, or the market for the security, which has been obtained or is being


                                     (iii)
used in breach of a duty to maintain the information in confidence. Communication of non-public information to a third party, under circumstances where improper trading can be anticipated, is also prohibited.

"Material non-public information" includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security.

Common examples of information that will frequently be regarded as material are: impending bankruptcy or financial liquidity problems; projections by a corporation's officers of future earnings or losses; news of a pending or proposed merger or acquisition, or a tender offer or exchange offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a - stock split or the offering of additional securities; changes in management; significant new products or discoveries; or the gain or loss of a substantial customer or supplier. Either positive or adverse information may be material.

Information is considered to be available to the public only when it has been released to the public through appropriate channels, e.g., by means of a press release or a statement from one of the corporation's senior officers, and enough time has elapsed to permit the investment market to absorb and evaluate the information. Once public release has occurred, information will normally be regarded as absorbed and evaluated within two days after the information has been broadly released.

















                                      (iv)

COMPANY POLICY ON AVOIDANCE OF INSIDER TRADING

THIS POLICY IS APPLICABLE TO ALL EMPLOYEES, DIRECTORS AND OFFICERS

As long as an employee has material non-public information relating to the Company or any other corporation, including any of our customers, it is our policy that the employee may not buy or sell the securities of our Company or that corporation. Equally important, the employee may not pass the information along to others.

To avoid potential liability, under our policy all employees of the Company, including the Company's officers, must not purchase or sell securities of the Company or, of any other issuer of a security at a time when the employee is aware of any material non-public information about the issuer, regardless of how that information was obtained. The employee also must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell such securities.

After the information has been publicly disclosed through appropriate channels, employees should nonetheless allow a reasonable time to elapse (at least 1 business day) before trading in the security, to allow for public dissemination and evaluation of the information.

ALL EMPLOYEES AND ALL DIRECTORS OF THE COMPANY SHOULD NOT PURCHASE OR SELL SECURITIES OF THE COMPANY DURING THE PERIOD BEGINNING WITH TWO WEEKS FOLLOWING THE END OF EACH QUARTER AND ENDING 1 BUSINESS DAYS AFTER EACH QUARTERLY REPORT.

Please contact the Company's Compliance Officer Larisa Harrison for the specific dates.

Please also remember that you may violate federal insider trading laws and restrictions IF, AT ANY TIME, YOU PURCHASE OR SELL NATSTOCK OR OPTIONS (OR RECOMMEND TO OTHERS TO PURCHASE/SELL NATSTOCK OR OPTIONS) BASED UPON MATERIAL INFORMATION WHICH HAS NOT YET BEEN RELEASED AND EVALUATED BY THE PUBLIC ("INSIDER INFORMATION"). Insider Information includes any information that is not publicly known which would influence a reasonable investor to buy or sell stock, such as financial information (including quarter results and revised forecasts for quarters), key personnel changes, important contractual agreements with other entities and any other significant change, development or decision.

Notwithstanding the Company's "blackout" periods (relating to the purchase or sale of securities of the Company), such trading may be effected during such periods provided that such trading is conducted pursuant to a written Plan which is: (i) adopted at a time when the owner of such securities is not aware of material non-public information, and when there is no Company "blackout"; (ii) fully complies with the Securities Exchange Commission's Rule 10b5-1 (and corresponding regulations of the BC Company Act); (iii) has been approved by an authorized officer of the Company; and (iv) has been delivered to the Company's Human Resources Department. The Company nonetheless reserves the right to require that all such trading cease under certain circumstances, e.g., if such trading would result in a violation of law.

In view of the foregoing, it is the policy of this Company that Directors, Officers and Employees must not purchase or sell securities of the Company or securities of any company or publicly traded partnership, particularly including significant customers of, partners of, or significant suppliers to the Company, if the employee has, or believes he or she may have, material non-public


                                      (v)
information relating to that company or publicly traded partnership. For purposes of this policy, a company would be a significant customer, partner or significant supplier if its business with this Company constituted either a material or important portion of this Company's business or a material or important portion of its own business. Any inquiries in this regard, including, without limitation, inquiries as to whether a company is a significant customer, partner, or significant supplier of the Company, should be directed to our General Counsel, Tom Deutsch.

In addition, it is the Company's policy that Directors, Officers and Employees should not engage in any of the following activities with respect to the securities of the Company:

     1.   Purchases on margin;
     2.   Short sales; or
     3.   Buying or selling puts or calls.

It is also the Company's policy that while it is not prohibited, trading in securities of the Company on a short-term basis (i.e., less than six months) is strongly discouraged. Thus, the Company strongly discourages all Directors, Officers and Employees from selling any securities of the Company (except for shares acquired upon exercise of stock options) unless the securities have been held for a minimum of six (6) months, or unless the security is subject to forced sale, e.g., as a consequence of merger or acquisition.

FURTHER ASSISTANCE

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, may obtain additional guidance from Larisa Harrison, our Compliance Officer.













                                      (iv)

POLICY ON AVOIDANCE OF INSIDER TRADING  - DIRECTORS & EXECUTIVE OFFICERS

THIS POLICY IS APPLICABLE ONLY TO DIRECTORS AND SECTION 16(B) EXECUTIVE OFFICERS

To avoid potential liability for "insider trading" or "short swing profit" violations under the securities laws, Section 16(b) Executive Officers and Directors of the Company should not purchase or sell securities of the Company at a time when the ss.16(b) Executive Officer or Director is aware of any material non-public information about the Company, regardless of how that information was obtained. The ss.16(b) Executive Officers and Directors also must not permit any member of his/her immediate family or anyone acting on his/her behalf, or anyone to whom he/she has disclosed the information, to purchase or sell such securities. Further, since it is often difficult to determine with confidence whether the applicable standards have been satisfied, and because the mere allegation of insider trading is damaging to the Company, ss.16(b) Executive Officers and Directors should not purchase or sell securities of the Company beginning two weeks after each fiscal quarter (April 14, July 14, October 14, and January 14) and ending 2 business days after each quarterly earnings report.

Because of the possibility that a ss.16(b) Executive Officer or Director may not be aware of a pending or possible material transaction, and to ensure compliance with ss.16(b) short swing profit rules, each ss.16(b) Executive Officer and Director should contact the Company's Compliance Officer or General Counsel prior to making any trade, whether within or outside the black-out period. After prior clearance from the Company's Compliance Officer or General Counsel, at times outside such black-out periods the ss.16(b) Executive Officers and Directors may trade.

Please note that the foregoing is in addition to the general policy that all employees, as well as all Officers and Directors of the Company, should not purchase or sell securities of the Company or of any other issuer of a security at a time when the employee, Officer or Director is aware of any material non-public information about the Company or the issuer, regardless of how that information was obtained, nor may the employee permit any member of his/her immediate family or anyone acting on his/her behalf, or anyone to whom he/she has disclosed the information, to purchase or sell such securities.

Any ss.16(b) Executive Officer or Director who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, may obtain additional guidance from the Company's General Counsel, Tom Deutsch.

FURTHER ASSISTANCE

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, may obtain additional guidance from Tom Deutsch, our General Counsel.


                                     (vii)

EXHIBIT D

NATURALLY ADVANCED TECHNOLOGIES INC. GUIDELINES FOR CORPORATE DISCLOSURE

On August 10, 2000, the United States Securities and Exchange Commission adopted Regulation FD with the intention of limiting the selective disclosure of material, nonpublic information to securities analysts and others. We are adopting these Guidelines for Corporate Disclosure for the purpose of assuring that we comply with Regulation FD.

A.   Categories of People Covered by Regulation FD

Because Regulation FD places special responsibilities on certain categories of individuals or otherwise treats them specially, for convenience these Guidelines will use certain defined terms to refer to these categories, as follows:

     1. "Market Professionals or Stockholders" - Regulation FD applies special rules to communications with certain categories of individuals referred to in these Guidelines as "Market Professionals or Stockholders." These include:

          o Broker/dealers and their associated persons, including sell-side analysts,

          o Investment advisors, institutional investment managers, hedge funds, and their associated persons, including buy-side analysts,

          o Investment companies (mutual funds) and their affiliated persons, and

          o    Any stockholder or other holder of the issuer's securities.

     2. "Senior Officials" - Regulation FD defines "Senior Official" to mean any director, executive officer, investor relations or public relations officer or other person with similar functions. The individuals who currently are our Senior Officials are listed on
          Exhibit 1 to this Policy Statement. The definition of Senior Official is important principally because all Senior Officials are deemed to be "FD Persons" (see below).

     3. "FD Persons" - Regulation FD imposes special responsibilities on any "person acting on behalf of an issuer." Regulation FD defines "person acting on behalf of an issuer" to mean any Senior Official or any other officer, employee or agent of the issuer who regularly communicates with Market Professionals or Stockholders. Such persons may include individuals at an outside public relations or investor relations firm. These Guidelines refer to anyone who falls within this definition as an "FD Person." The individuals who currently are FD Persons (in addition to our Senior Officials) are listed on Exhibit 1 to this Policy Statement. No person who is not an FD Person is authorized to perform the functions of an FD Person.

     4. "Spokespersons" - Not all FD Persons ordinarily will be called upon to communicate with security analysts, institutional investors or representatives of the media. The individuals who ordinarily will be


                                     (viii)
          called upon to perform these functions are listed on Exhibit 1. In this Policy Statement, we refer to these individuals as our "Spokespersons."

B.   Material Information

The focus of Regulation FD is on the disclosure of material information. Information is material IF THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING AN INVESTMENT DECISION, OR IF IT WOULD SIGNIFICANTLY ALTER THE TOTAL MIX OF INFORMATION AVAILABLE TO INVESTORS. In Regulation FD, the SEC provided a nonexclusive list illustrating the types of information or events that the SEC believes must be reviewed carefully to determine whether they are material, including:

          o    Earnings information,
          o Mergers, acquisitions, tender offers, joint ventures, or changes in assets,
          o    New products and discoveries,
          o Developments regarding customers or suppliers (such as the acquisition or loss of a contract),
          o    Changes in control or in management,
          o    Changes in the outside auditor or notification by the auditor that the issuer may no longer rely on an auditor's report,
          o    Events regarding the issuer's securities, for example, defaults on senior securities, calls of securities for redemption,
               repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of additional securities, and
          o    Bankruptcies or receiverships.

The SEC has made clear in another recent release that there are no numerical thresholds that may be used to determine whether information is material. For example, there is no "rule of thumb" that a development that has less than a 5% effect on net income is immaterial PER SE. Materiality must be evaluated by reference to all the relevant circumstances. In this regard, potential market sensitivity to the information is a key consideration.

C.   Administration of the Guidelines

The Company's General Counsel will implement these Guidelines and address disclosure issues that may arise from time to time. Among other things, the General Counsel should be consulted whenever questions arise about whether information constitutes material non-public information.

D.   Disclosure Guidelines

1.   DEALING WITH MARKET PROFESSIONALS, STOCKHOLDERS AND OTHER INQUIRIES

(a)  Guidance

To promote compliance with Regulation FD, IT IS OUR POLICY NOT TO PROVIDE FORMAL OR INFORMAL GUIDANCE, WHETHER DIRECT OR INDIRECT, TO MARKET PROFESSIONALS OR STOCKHOLDERS WITH RESPECT TO EARNINGS OR OTHER MATERIAL FINANCIAL PROJECTIONS EXCEPT AS PART OF OUR REGULAR, QUARTERLY PRESS RELEASES AND SUBSEQUENT CONFERENCE CALLS.


                                      (ix)

(b) Meetings, Telephone Calls or Other Communications with Market Professionals and Stockholders

FD Persons will seek NEVER TO DISCLOSE MATERIAL NON-PUBLIC INFORMATION IN MEETINGS, TELEPHONE CALLS OR OTHER COMMUNICATIONS WITH MARKET PROFESSIONALS OR STOCKHOLDERS. Participants in such meetings or telephone calls will include one or more of our Spokespersons, whenever possible. During these conferences, our representatives may present historical information in an organized manner, such as in graphical form, to illustrate trends in our business or in the industry in general. Our representatives also may provide immaterial background information to help Market Professionals or Stockholders fill in elements of a "mosaic" of information, but they should seek never to provide material non-public forward-looking information, particularly financial projections, during any such meeting or other communication. While these Guidelines do not prohibit exchanges of e-mail correspondence with Market Professionals or Stockholders, FD Persons should exercise particular caution in interacting with Market Professionals and Stockholders through e-mail.

(c)  Analyst Models and Reports

Upon request by a Market Professional or Stockholder, a Spokesperson may elect to review drafts of analysts' models or reports. It is our policy, however, not to comment on analysts' projections or their statements and conclusions about us, other than to correct factual errors by reference to information already in the public domain. In addition, no officer should allow himself or herself to be quoted in an analyst report. Absent unusual circumstances, we do not distribute copies of analyst reports to stockholders or others as part of investor relations kits. If the General Counsel should determine to make an exception to this policy, care should be taken to include a full spectrum of opinions from a broad range of analysts and appropriate disclaimers of the content of the analysts' reports.

(d)  Site Visits

While our officers may from time-to-time make "road show"-style presentations to Market Professionals or Stockholders, it is our policy to seek never to disclose material non-public information during these meetings.

(e)  Investment Bank Sponsored Conferences, Road Shows, Trade Shows and the
     Press

As with one-on-one meetings with Market Professionals or Stockholders, FD Persons must proceed with great caution at investor conferences, such as those sponsored by investment banks, and on road shows. Such representatives should apply the same disclosure guidelines to these meetings that they would to one-on-one meetings with Market Professionals or Stockholders. Likewise, it is our policy not to disclose material non-public information at trade shows.

In addition, we have a policy of not disclosing material non-public information to individual representatives of the press without first issuing a press release or otherwise making a broadly disseminated announcement. However, it is permissible to disclose material information to members of the press who have agreed (orally or in writing) to keep the information confidential while they are preparing an article and until such time as the information can be broadly publicized. It is also permissible to disclose material information to a publication (such as THE WALL STREET JOURNAL) that can assure broad dissemination of the information. Contacts with the news media should be only by one or more of Spokespersons, whenever possible.


                                      (x)

2.   EARNINGS ANNOUNCEMENTS AND CONFERENCE CALLS

(a)  Earnings Announcement and Quarterly Outlook

Following the end of each quarter, we will issue a press release to report our results of operations for that quarter and to provide quarter-to-quarter and period-to-period comparisons. We generally will issue this release two to three weeks following the end of the quarter. In the event that such release contains projected financial information, each discussion of these projections will contain appropriate disclosure indicating that the projections are based on current expectations and that actual results may differ materially, and also will include a statement of factors that may cause results to differ and a reference to appropriate risk factor disclosure in a recently filed SEC report, such as a Form 10-K or Form 10-Q, and will not state or infer that we have a duty to disclose or update projections in the future.

(b)  Quarterly Conference Calls/Webcasts

Shortly after we issue our quarterly earnings release, we may make a presentation about the results of operations for that quarter on a conference call and/or webcast. Absent unusual circumstances, each conference call or webcast will begin with prepared remarks by Spokespersons, including a reference to filed risk factor disclosure.

Absent unusual circumstances, each such call will be open to securities analysts, stockholders, the media and other interested parties. We will announce the date and time of the call on our Web site and in a press release inviting anyone who may be interested to listen to the call or have access to the call via the Internet (or otherwise provide at least two business days advance notice to the public of the time and date of the call, with instructions as to how to access the call). The release or notice will provide dial-in instructions and/or a web site address for the call. Although we will permit anyone who may be interested to listen to the call, we may choose to permit only securities analysts or other designated individuals to ask questions during the question and answer period.

(c)  Blackout Periods

Absent unusual circumstances, we will not discuss with Market Professionals or Stockholders or otherwise comment on our financial or business performance or prospects during the period beginning two weeks before the end of the quarter and ending after the quarterly results are filed. If circumstances are such that it is appropriate to comment on such matters during this period, we will do so only by way of a press release, as contemplated below.

3.   DISCLOSURE IN PERIODIC SEC FILINGS

Our policy is to include detailed disclosure in the quarterly "Management's Discussion and Analysis" ("MD&A") section of our 10-Qs and 10-Ks filed with the SEC that generally covers all material facts and other historical topics that we have covered in our quarterly conference calls, or that we expect to cover in private discussions with investors and analysts. We also endeavor to include in our MD&A a detailed discussion of known trends and uncertainties affecting our business (subject to risk factor disclosure). In addition to providing our investors with additional historical and forward-looking information regarding our business, this approach will increase our flexibility in communicating with Market Professionals and Stockholders in accordance with the guidelines in
Section 1 above.


                                      (xi)

4.   INADVERTENT DISCLOSURES

We recognize the possibility of inadvertent disclosure of material non-public information, such as in an informal meeting with a Market Professional or Stockholder. It is our policy to promptly disclose through a press release or through a filing on Form 8-K with the SEC any material non-public information inadvertently disclosed by an FD Person to a Market Professional or Stockholder. Accordingly, when a Senior Official becomes aware of a potential inadvertent disclosure of non-public information that may be material, he or she should confer with the General Counsel to determine whether the information is material. If the General Counsel determines that the information is material, we will disseminate the material information before the later of (i) 24 hours from the Senior Official becoming aware of the disclosure or (ii) the next opening of trading on the NASD following the Senior Official's becoming aware of the disclosure.



























                                     (xii)

                                    EXHIBIT 1

                 SENIOR OFFICIALS, FD PERSONS AND SPOKESPERSONS

SENIOR OFFICIALS
Ken Barker
Jason Finnis
Jerry Kroll
Larisa Harrison
Robert Edmunds
Guy Prevost
Miljenko Horvat
Peter Moore

FD PERSONS
Same as Senior Officials

SPOKESPERSONS
Jason Finnis
Jerry Kroll





















                                     (xiii)

EXHIBIT E

COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT

1.   INTRODUCTION

It has been and continues to be Company policy to conduct operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act (FCPA). No Company officer, employee, or agent has authority to offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company or any of its subsidiaries or divisions to obtain or retain business. Furthermore, every officer, employee, and agent is obligated by Company policy and federal laws to keep books, records, and accounts that accurately and fairly reflect all transactions and disposition of Company assets. The Company will take all necessary disciplinary action, including dismissal, against employees violating these policies.

2.   A SUMMARY OF THE FOREIGN CORRUPT PRACTICES ACT

The FCPA generally prohibits payments that are corruptly made to induce a foreign official to use his or her influence to affect a government act or decision in a manner that will assist a company or any of its subsidiaries or divisions to obtain or retain business. The FCPA also requires issuers of registered U.S. securities to "make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the asset" of the issuer. These provisions have been construed to require a parent company's subsidiaries likewise to maintain accurate books and records of all transactions, whether or not the subsidiaries are themselves U.S. entities.

The FCPA prohibits payments to foreign officials that are made or offered corruptly. Corrupt payments for purposes of the act are payments intended to induce a foreign official to misuse his or her official position or to fail to perform an official function. Payments include gifts of substantial value, lavish entertainment, and loans. The prohibited payment could be made to obtain or retain business for the company and/or its subsidiaries. It could also be made to obtain legislation, regulations or rulings to benefit the company's business.

The corrupt payment must be made to a foreign official. A foreign official for purposes of the FCPA is an officer or employee of a foreign government or department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of such government, department, agency, or instrumentality. Officers of state-owned and operated enterprises generally would be regarded as within the purview of the FCPA. The term foreign official also includes political party officials and candidates for political office.

Certain types of payments are not covered by the FCPA. This does not mean, however, that the payment will be immune from prosecution under other U.S. laws. For example, although the FCPA does not apply to payments previously described that are made to U.S. citizens or entities, or to foreign nationals who are not foreign officials, other U.S. or foreign laws may prohibit such payments. Furthermore such payments violate Company policy. The Company also prohibits employees from using their personal funds to provide payments to foreign officials.

Payments to attorneys, consultants, advisors, suppliers, and customers of the Company violate the FCPA if made while knowing that all or a portion of such payments will be offered, given, or promised to foreign officials for any of the


                                     (xiv)


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prohibited purpose stated above. A person's state of mind is knowing when that person is aware or has a firm belief that a prohibited transaction is substantially certain to occur. Thus, mere negligence or foolishness is insufficient to form a basis for liability. Liability cannot be avoided, however, by willful disregard or deliberate ignorance of the facts. Large fees paid to a foreign consultant for efforts to persuade foreign government officials to take actions favorable to the Company's future business operations are likely to raise questions where it is common knowledge that officials of that government typically expect payments before taking favorable action, even if the fees are mutually understood to be for the exclusive benefit of the consultant or agent.

There is an exclusion from coverage under the FCPA for so-called grease or facilitating payments, which are payments to expedite or secure the performance of routine government actions. Such actions include obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pickup and delivery; loading and unloading cargo; and actions of a similar nature.

Congress significantly increased the criminal penalties for FCPA violations in 1998. A violation of either the anti-bribery or accounting provisions could subject individuals to fines of the greater of $250,000 or twice the gross gain or loss from the offense and imprisonment for up to five years. The Company may be fined up to $2 million or twice the gross gain or loss from the offense.

3.   REQUIRED PRIOR APPROVALS OF PAYMENTS AND AGENTS

Any payments to foreign officials, foreign political parties or officials thereof or candidates for foreign political office must first be approved by senior management, i.e., a Senior Vice President, Executive Vice President or President of the Company, as well as the General Counsel of the Company. Likewise, any payments to attorneys, consultants, advisors, suppliers and customers of the Company, which are questionable in any respect under the above guidelines, must first be approved by such senior management. Furthermore, no local agents or consultants should be retained without prior approval of senior management.







                                      (xv)